Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TRIBUNE COMPANY

Tribune Company (the “Corporation”), a corporation organized and existing by virtue of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”), does hereby certify as follows:

The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was March 19, 1968. This Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL, and amends and restates, in their entirety, the provisions of the Corporation’s Certificate of Incorporation so as to read in its entirety as follows:

1. Name. The name of the corporation is Tribune Media Company.

2. Registered Office and Agent. The registered office of the Corporation in the State of Delaware is located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is Corporation Service Company.

3. Nature of Business; Purpose. The nature of the business or purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

4. Capital Stock. The total number of shares of capital stock which the Corporation shall have authority to issue is one billion, two hundred and forty million (1,240,000,000) shares, consisting of: (a) one billion (1,000,000,000) shares of Class A Common Stock, par value $0.001 per share (“Class A Common Stock”); (b) two hundred million (200,000,000) shares of Class B Common Stock, par value $0.001 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”); and (c) forty million (40,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided. Pursuant to Section 1123(a)(6) of chapter 11 of title 11 of the United States Code, as amended (the “Bankruptcy Code”), the Corporation shall not issue any non-voting capital stock of any class, series or other designation; provided, however, that the provisions of this sentence shall (i) have no further force or effect beyond what is required by Section 1123(a)(6) of the Bankruptcy Code and (ii) only have such force and effect to the extent and for so long as Section 1123(a)(6) of the Bankruptcy Code is in effect and applies to the Corporation. Shares of Class A Common Stock and Class B Common Stock which have been redeemed, repurchased or otherwise acquired by the Corporation, or which are converted into or exchanged for (whether by the holder thereof or by the Corporation) shares of any other class or series of capital stock of the Corporation (or warrants to acquire shares of capital stock of the Corporation), shall have the status of authorized and unissued shares of Class A Common Stock or Class B Common Stock, respectively, and may be reissued as shares of Class A Common Stock or Class B Common Stock, as the case may be.

A. Common Stock.

(i) Class A Common Stock.

(a) Voting. A holder of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held by such holder of record on the books of the Corporation for all matters on which stockholders of the Corporation are entitled to vote.

(b) Conversion Rights for Class A Common Stock. Subject to Section A(iii)(c) of this Article 4 and Article 5, each share of Class A Common Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share into one fully paid and nonassessable share of Class B Common Stock; provided, however, that such conversion shall not be permitted if, following and after giving effect to such conversion, no shares of Class A Common Stock would remain issued and outstanding; provided, further, that any required approval from the Federal Communications Commission or any successor governmental agency (the “FCC”) shall have been received prior to any such conversion.

(ii) Class B Common Stock.

(a) Voting. Except as otherwise required by law or expressly provided in this Section A(ii), the holders of Class B Common Stock shall not be entitled to vote on any matter submitted to a vote of the stockholders of the Corporation, except: (1) a holder of Class B Common Stock shall be entitled to one vote per share of Class B Common Stock held by such holder on the books of the Corporation and the holders of Class B Common Stock shall be entitled to vote as a separate class on any amendment, alteration, change or repeal of any provision of this Amended and Restated Certificate of Incorporation that adversely affects the powers, preferences or special rights of the Class B Common Stock in a manner different from the adverse effect on the powers, preferences or special rights of the Class A Common Stock; and (2) the holders of Class B Common Stock shall be entitled to one vote per share of Class B Common Stock, voting together with the holders of Class A Common Stock as a single class, on the following non-ordinary course transactions to the extent that any such transaction is submitted to a vote of the holders of Class A Common Stock: (A) any authorization of, or increase in the number of authorized shares of, any class of capital stock ranking pari passu with or senior to the Class A Common Stock or Class B Common Stock as to dividends or liquidation preference, including additional shares of Class A Common Stock or Class B Common Stock; (B) any amendment to this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation; (C) any amendment to any stockholders or comparable agreement; (D) any sale, lease or other disposition of all or substantially all of the assets of the Corporation through one or more transactions; (E) any recapitalization, reorganization, share exchange, consolidation or merger of the Corporation or its capital stock; (F) any issuance or entry into an agreement for the issuance of capital stock of the Corporation (or any rights, options, warrants or other securities exercisable or exchangeable for or convertible into capital stock of the Corporation), including any stock option or stock incentive plan; (G) any redemption, purchase or other acquisition by the Corporation of any of its capital stock (except for purchases from employees upon termination of employment); and (H) any liquidation, dissolution, distribution of all or substantially all of the assets or winding-up of the Corporation.

(b) Conversion Rights for Class B Common Stock. Subject to Section A(iii)(c) of this Article 4 and Article 5, each share of Class B Common Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share into one fully paid and nonassessable share of Class A Common Stock; provided, however, that any required approval of the FCC shall have been received prior to any such conversion.

(iii) Provisions Applicable to All Common Stock.

(a) General. Except as otherwise expressly provided in this Amended and Restated Certificate of Incorporation or as otherwise required by law, all shares of Common Stock shall have identical powers, rights and privileges in each and every respect. Except as otherwise provided by (1) the DGCL, (2) this Article 4 or (3) resolutions, if any, of the Board of Directors of the Corporation (the “Board of Directors”) fixing the relative powers, preferences and rights and the qualifications, limitations or restrictions of the Preferred Stock of any series, the entire voting power of the shares of the Corporation for the election of directors and for all other purposes shall be vested exclusively in the Common Stock as provided in this Article 4. There shall be no cumulative voting.

(b) Dividends. Subject to the prior rights and preferences, if any, applicable to shares of Preferred Stock, and subject to Article 5, the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to participate ratably, on a share-for-share basis as if all shares of Common Stock were of a single class, in such dividends, whether in cash, property, stock or otherwise, as may be declared by the Board of Directors from time to time out of assets or funds of the

Corporation legally available therefor; provided, however, that any dividends payable in shares of Common Stock (or payable in rights to subscribe for or to purchase shares of Common Stock or securities or indebtedness convertible into or exercisable or exchangeable for shares of Common Stock) shall be declared and paid at the same rate on each class of Common Stock and dividends payable in shares of Class A Common Stock (or rights to subscribe for or to purchase shares of Class A Common Stock or securities or indebtedness convertible into or exercisable or exchangeable for shares of Class A Common Stock) shall only be paid to holders of Class A Common Stock and dividends payable in shares of Class B Common Stock (or rights to subscribe for or to purchase shares of Class B Common Stock or securities or indebtedness convertible into or exercisable or exchangeable for shares of Class B Common Stock) shall only be paid to holders of Class B Common Stock.

(c) Conversion. To effect a conversion of Common Stock permitted by this Article 4, a holder of Common Stock shall deliver to the transfer agent for the Class A Common Stock or the Class B Common Stock, as the case may be, the certificate or certificates representing the shares of Common Stock to be converted, duly endorsed in blank or accompanied by duly executed proper instruments of conversion and transfer, or, in the case of shares held in book-entry form, deliver written notice to the transfer agent for the Class A Common Stock or the Class B Common Stock, as the case may be, with a copy to the Secretary of the Corporation at its principal corporate office, stating that such holder elects to convert such shares and stating the name or names of the person or persons in which the shares of Common Stock issued upon such conversion are to be issued (and setting forth the addresses of such persons), together with proper instruments of conversion and transfer in accordance with the procedures of the transfer agent and The Depository Trust Company or any successor depositary (“DTC”), as applicable. Subject to Article 5, conversion shall be deemed to have been effected at the time and date when the conversion is reflected in the books of the transfer agent following compliance with the requirements described in the immediately preceding sentence, as applicable, with respect to the shares to be converted, and the person exercising such voluntary conversion (or, if the notice specifies another person to whom shares are to be issued upon conversion, such other person) shall be deemed to be the holder of record of the number of shares of Common Stock issuable upon such conversion at such time; provided, however, that, if, as a result of such requested conversion, the holder seeking conversion or any other holder of Common Stock would acquire or be deemed to hold an interest subject to FCC media ownership and qualifications reporting requirements (including without limitation an “attributable interest” in the Corporation within the meaning of Section 73.3555 of the FCC’s regulations as set forth in 47 C.F.R. § 73.3555 or any successor rules or regulations), the conversion shall not become effective until the Corporation shall have requested and received, pursuant to Section B of Article 5, information sufficient in the Corporation’s reasonable judgment to determine whether to exercise its rights under Section C of Article 5 with respect to the conversion and the Corporation in its reasonable judgment has determined not to exercise such rights. If a requested conversion would cause any holder other than the converting holder (“Other Holder”) to acquire or be deemed to hold an attributable interest in the Corporation under the Federal Communications Laws (as defined in Section A of Article 5), the Corporation shall have the discretion to convert shares of Class A Common Stock held by such Other Holders to Class B Common Stock but only to the extent reasonably necessary to ensure that such Other Holders will remain non-attributable in the Corporation, provided, however, that (1) each such Other Holder will be given prior written notice indicating the number of shares of such Other Holder’s Class A Common Stock that the Corporation proposes to convert to Class B Common Stock, (2) each such Other Holder will be given a reasonable opportunity to make a showing that such Other Holder may hold an attributable interest in the Corporation consistent with the Federal Communications Laws, (3) at the request of any such Other Holder, the proposed conversion to Class B Common Stock shall not be made with respect to such Other Holder if the showing required in the preceding clause (2) is made to the reasonable satisfaction of the Corporation and (4) the Corporation shall have no other authority in the circumstances set forth in this subsection (c) to alter the Common Stock holdings of any such Other Holder without such Other Holder’s prior written consent. As promptly as practicable following any holder’s conversion of shares of Common Stock as aforesaid, the Corporation shall (1) in the case of conversions of certificated Class A Common Stock or Class B Common Stock, issue and deliver to the converting holder, or to such holder’s transferee, as the case may be, one or more certificates (as such holder may request) evidencing the shares of Common Stock issuable upon such conversion and if the certificates surrendered by the converting holder evidence more shares of Common Stock than the holder has elected to convert, one or more certificates (as such holder may request) evidencing the shares of Common Stock which have not been converted and (2) in the case of conversions of book-entry Class A Common Stock or Class B Common Stock, cause the transfer agent to effect (directly or through DTC) a book-entry deposit of the shares of Common Stock issuable upon such conversion to the converting holder, or to such holder’s transferee, as the case may be. Subject to Article 5, in the case of certificated shares of Common Stock, after the conversion is reflected in the books of the transfer agent and pending the issuance and delivery of such certificates, the certificate or certificates evidencing the shares of Common Stock that have been surrendered for conversion shall be deemed to evidence the shares of Common Stock issuable upon such conversion. Any dividends declared and not paid on shares of Common Stock prior to their conversion as provided above shall be paid, on the payment date, to the holder or holders entitled thereto on the record date for such dividend payment notwithstanding such conversion, and no holder of shares of Common Stock issued upon a conversion occurring after a record date for a declared and unpaid dividend shall be entitled to receive any payment of such dividend with respect to such shares of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock and Class B Common Stock, solely for the purpose of effecting the conversions provided for in this Article 4, such number of shares of Class A Common Stock and such number of shares of

Class B Common Stock, respectively, as shall from time to time be sufficient to effect any conversion provided for in this Article 4 and shall take all such corporate action as may be necessary to assure that such shares of Class A Common Stock and such shares of Class B Common Stock shall be validly issued, fully paid and non-assessable upon such conversion.

(d) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution, distribution of all or substantially all of the assets or winding-up of the Corporation, after all creditors of the Corporation shall have been paid in full and after payment of all sums, if any, payable in respect of Preferred Stock, if any, the holders of the Common Stock shall be entitled to share ratably, on a share-for-share basis as if all shares of Common Stock were of a single class, in all distributions of assets pursuant to such voluntary or involuntary liquidation, dissolution, distribution of all or substantially all of the assets or winding-up of the Corporation. For purposes of this Section A(iii)(d), neither the merger or the consolidation of the Corporation into or with another entity, the conversion of the Corporation into another entity, the merger or consolidation of any other entity into or with the Corporation nor the sale, transfer or other disposition of all or substantially all of the assets of the Corporation shall be deemed to be a voluntary or involuntary liquidation, dissolution, distribution of all or substantially all of the assets or winding-up of the Corporation.

(e) Split, Subdivision or Combination. If the Corporation shall in any manner split, subdivide or combine the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other class of Common Stock shall be proportionally split, subdivided or combined in the same manner and on the same basis as the outstanding shares of the class of Common Stock that has been so split, subdivided or combined.

B. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in such series and, by filing a certificate pursuant to the DGCL (each a “Preferred Stock Designation”), to fix from time to time the number of shares to be included in any such series and the designations, powers, preferences, and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each such series shall include, without limiting the generality of the foregoing, the determination of any or all of the following: (i) the number of shares of such series and the designation to distinguish the shares of such series from the shares of all other series; (ii) the voting powers, if any, of the holders of shares of such series and whether such voting powers are full or limited; (iii) the redemption rights, if any, applicable to such series, including, without limitation, the redemption price or prices, if any, to be paid for the shares of such series; (iv) whether dividends on such series, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

(v) the rights of the holders of shares of such series upon the voluntary or involuntary liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation; (vi) whether the shares of such series shall be convertible into or exchangeable for shares of any other class or series of stock, or any other security, of the Corporation or any other entity, and, if so, the specification of such other class or series of stock or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made; (vii) the right, if any, of holders of shares of such series to subscribe for or to purchase any securities of the Corporation or any other entity; (viii) the terms and amount of any sinking fund, if any, applicable to such series; and (ix) any other preferences or relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof. Shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or otherwise acquired by the Corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes or series or any other security shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Stock to be issued from time to time as set forth above, all subject to the conditions or restrictions on issuance set forth in a Preferred Stock Designation providing for the issue of any series of Preferred Stock and to any filing required by law.

5. Stock Ownership and the Federal Communications Laws.

A. Restrictions on Stock Ownership or Transfer. As contemplated by this Article 5, the Corporation may restrict the ownership, conversion, or proposed ownership, of shares of capital stock of the Corporation by any person if such ownership, conversion or proposed ownership, either alone or in combination with other actual or proposed ownership (including due to conversion) of shares of capital stock of any other person, would (i) be inconsistent with, or in violation of, any provision of the Federal Communications Laws (as hereinafter defined), (ii) materially limit or materially impair any existing business activity of the Corporation or any of its subsidiaries under the Federal Communications Laws, (iii) materially limit or materially impair under the Federal Communications Laws the acquisition of an attributable interest in a full-power television station, a full-power radio station or a daily newspaper (which, as used herein, shall mean “daily newspaper” within the meaning of the Federal Communications Laws) by the Corporation or any of its subsidiaries for which the Corporation or its subsidiary has entered into a definitive agreement with a third party or (iv) subject the Corporation or any of its subsidiaries to any regulation under the Federal Communications Laws having a material effect on the Corporation or any subsidiary of the Corporation to which the Corporation or any subsidiary of the Corporation would not be subject but for such ownership, conversion or proposed ownership. For purposes of this Article 5, the term

“Federal Communications Laws” shall mean any law administered or enforced by the FCC, including, without limitation, the Communications Act of 1934, as amended (the “Communications Act”), and regulations thereunder pertaining to the ownership and/or operation or regulating the business activities of (a) any television or radio station, daily newspaper, cable television system or other medium of mass communications or (b) any provider of programming content to any such medium. The Corporation may, but is not required to, take any action permitted under this Article 5; and the grant of specific powers to the Corporation under this Article 5 shall not be deemed to restrict the Corporation from pursuing, alternatively or concurrently, any other remedy or alternative course of action available to the Corporation.

B. Requests for Information. If the Corporation believes that the ownership or proposed ownership of shares of capital stock of the Corporation by any person (whether by reason of a change in such person’s ownership, a change in the number of shares outstanding overall or in any class, or for any other reason) may (i) result in any inconsistency with or violation of the Federal Communications Laws as set forth in Section A of this Article 5, including, without limitation, any inconsistency with or violation of Section 310(b) of the Communications Act or Section 73.3555 of the FCC’s regulations as set forth in 47 C.F.R. 73.3555, (ii) materially limit or materially impair any existing business activity of the Corporation or any of its subsidiaries under the Federal Communications Laws, (iii) materially limit or materially impair under the Federal Communications Laws the acquisition of an attributable interest in a full-power television station, a full-power radio station or a daily newspaper by the Corporation or any of its subsidiaries for which the Corporation or its subsidiary is considering entering into a definitive agreement with a third party, (iv) subject the Corporation or any of its subsidiaries to any regulation under the Federal Communications Laws having a material effect on the Corporation or any subsidiary of the Corporation to which the Corporation or any subsidiary of the Corporation would not be subject but for such ownership or proposed ownership or (v) be subject to FCC reporting requirements regarding such person, such person shall furnish promptly to the Corporation such information (including, without limitation, information with respect to its citizenship, ownership structure, and other ownership interests and affiliations) as the Corporation shall reasonably request.

C. Denial of Rights, Refusal to Transfer. (i) If (a) any person from whom information is requested pursuant to Section B of this Article 5 does not provide all the information requested by the Corporation completely and accurately in a timely manner or (b) the Corporation shall conclude that a stockholder’s ownership, conversion, or proposed ownership of, or that a stockholder’s exercise of any rights of ownership with respect to, shares of capital stock of the Corporation, either alone or in combination with other existing or proposed ownership of shares of capital stock of any other person, would result in (1) an inconsistency with or violation of the Federal Communications Laws, (2) a material limitation or material impairment of any existing business activity of the Corporation or any of its subsidiaries under the Federal Communications Laws, (3) a material limitation or material impairment under the Federal Communications Laws of the acquisition of an attributable interest in a full-power television station, a full-power radio station or a daily newspaper by the Corporation or any of its subsidiaries for which the Corporation or its subsidiary has entered into a definitive agreement with a third party or (4) subjecting the Corporation or any of its subsidiaries to any regulation under the Federal Communications Laws having a material effect on the Corporation or any subsidiary of the Corporation to which the Corporation or any subsidiary of the Corporation would not be subject but for such ownership or proposed ownership, then in the case of either clause (a) or any provision of clause (b) of this Section C(i), the Corporation may (A) refuse to permit the transfer to such proposed stockholder or conversion by such stockholder of shares of capital stock of the Corporation, (B) suspend those rights of stock ownership, the exercise of which causes or could cause any situation described in any provision of clause (b) of this Section C(i) to occur, (C) require the conversion of any or all shares of capital stock held by such stockholder into shares of any other class of capital stock in the Corporation with equivalent economic value (it being understood that for such purposes a share of Class A Common Stock and a share of Class B Common Stock are deemed to have an equivalent economic value), (D) require the exchange of any or all shares of capital stock held by such stockholder for warrants to acquire, at a nominal exercise price, the same number and class of shares of capital stock in the Corporation, (E) condition the acquisition (including due to conversion) of such shares of capital stock on the prior consent of the FCC, to the extent such consent is required, (F) to the extent that the remedies in the foregoing clauses (A) through (E) are not reasonably feasible, redeem any or all such shares of capital stock of the Corporation held by such stockholder in accordance with the terms and conditions set forth in Section C(ii) of this Article 5, and/or (G) exercise any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any such stockholder or proposed stockholder, with a view towards obtaining such information or preventing or curing any situation described in clause (a) or in any provision of clause (b) of this Section C(i); provided, however, that, to the extent reasonably feasible without materially adversely affecting the ability of the Corporation to prevent or cure the situation described in clause (a) and/or (b) of this Section C(i), the Corporation shall use its good faith efforts (y) to cause any of the remedies listed in the preceding clauses (A) through (G) to be imposed on similarly situated persons or stockholders in a substantially similar manner and (z) to minimize the impact of the exercise of any such remedy on the interests in the Corporation of the subject stockholders or subject persons or other stockholders of the Corporation or other persons with an interest in the Corporation, subject in all cases to the primary goal of preventing or curing any situation described in clause (a) or any provision of clause (b) of this Section C(i); provided, further, that in the circumstances set forth in Section (A)(iii)(c) of Article 4 the only remedy available to the Corporation with respect to Other Holders will be the remedy set forth therein. Any such refusal of transfer or suspension of rights pursuant to clause (A) or (B) of the immediately preceding sentence shall remain in effect until the requested information has been received and the

Corporation has determined that such transfer, or the exercise of such suspended rights, as the case may be, will not result in any of the situations described in clause (a) or in any provision of clause (b) of this Section C(i).

(ii) Without limiting the foregoing, the terms and conditions of redemption pursuant to Section C(i)(F) of this Article 5 shall be as follows:

(a) the redemption price of any shares of capital stock of the Corporation to be redeemed pursuant to Section C(i)(F) of this Article 5 shall be equal to the Fair Market Value (as hereinafter defined) of such shares;

(b) the redemption price of such shares will be paid in cash;

(c) if less than all such shares are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors in good faith, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board of Directors in good faith;

(d) at least 15 days’ prior written notice of the Redemption Date (as hereinafter defined) shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder); provided that the Redemption Date shall be the date on which written notice shall be given to record holders if the cash necessary to effect the redemption shall have been indefeasibly deposited in trust for the benefit of such record holders and is then subject to immediate payment to them upon surrender of the stock certificates or compliance with DTC policies and procedures for the redemption of book-entry securities for their redeemed shares;

(e) from and after the Redemption Date, any and all rights of whatever nature in respect of the shares selected for redemption (including, without limitation, any rights to vote or participate in dividends declared on capital stock (including declared and unpaid dividends) of the same class or series as such shares), shall cease and terminate and the holders of such shares shall thenceforth be entitled only to receive the cash payable upon redemption; and

(f) such other terms and conditions as the Board of Directors shall determine in good faith.

(iii) For purposes of this Section C:

(a) “Fair Market Value” shall mean, with respect to a share of the Corporation’s capital stock of any class or series, the volume weighted average sales price for such a share on the national securities exchange (if any) on which such capital stock is then listed during the 30 most recent days on which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall be given pursuant to Section C(ii)(d) of this Article 5; provided, however, that if such shares of capital stock are not traded on any national securities exchange, Fair Market Value shall mean the average of the reported bid and asked prices in any over-the-counter quotation system selected by the Corporation during the 30 most recent days during which such shares were traded immediately preceding the day on which notice of redemption shall be given pursuant to Section C(ii)(d) of this Article 5, or if trading of such shares is not reported in any over-the-counter quotation system, Fair Market Value shall be determined by the Board of Directors in good faith; and provided, further, that “Fair Market Value” as to any stockholder who purchased such stockholder’s shares of capital stock within 120 days of a Redemption Date need not (unless otherwise determined by the Board of Directors) exceed the purchase price paid by such stockholder.

(b) “person” shall mean not only natural persons but partnerships (limited or general), associations, corporations, limited liability companies, joint ventures, trusts and other legal entities.

(c) “Redemption Date” shall mean the date fixed by the Board of Directors for the redemption of any shares of capital stock of the Corporation pursuant to Section C(i)(F) of this Article 5 or the date specified in Section C(ii)(d) of this Article 5, as the case may be.

(d) “regulation” shall include not only regulations but rules, published policies and published controlling interpretations by an administrative agency or body empowered to administer a statutory provision of the Federal Communications Laws.

(iv) The Corporation shall instruct the Corporation’s transfer agent that the shares of capital stock of the Corporation are subject to the restrictions set forth in this Article 5 and such restrictions shall be noted conspicuously on the certificate or certificates representing such capital stock or, in the case of uncertificated securities, contained in the notice or notices sent as required by law or pursuant to the policies and procedures of DTC in the case of book-entry securities.

D. Authority of Board of Directors. In the case of an ambiguity in the application of any of the provisions of this Article 5, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this Article 5 permits any action by the Corporation but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine whether to take any action and the action to be taken (if any) so long as such action is not contrary to the provisions of this Article 5. All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be conclusive and binding on the Corporation and all other persons for all other purposes of this Article 5. The Board of Directors may delegate all or any portion of its powers under this Article 5 to a committee of the Board of Directors as it deems necessary or advisable and, to the fullest extent permitted by law, may exercise the authority granted by this Article 5 through duly authorized officers or agents of the Corporation. Nothing in this Article 5 shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

E. Reliance. To the fullest extent permitted by law, the Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon any information provided by any person pursuant to this Article 5 (including, without limitation, Section B of this Article 5) and the information, opinions, reports or statements of the chief executive officer, the chief financial officer or the principal accounting officer of the Corporation and the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making any determinations and findings contemplated by this Article 5. The members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any shares of stock of the Corporation owned by any stockholder, the Corporation is entitled to rely on the existence or absence of filings of Schedule 13D or 13G under the Securities Exchange Act of 1934, as amended (or similar filings), as of any date, subject to its actual knowledge of the ownership of shares of stock of the Corporation.

F. Severability. If any provision of this Article 5 or the application of any such provision to any person under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article 5 or the application of such provision to any other person.

6. Board of Directors.

A. General. (i) The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors. The Board of Directors shall initially consist of seven directors and the number of directors constituting the Board of Directors shall thereafter be determined as set forth in the Bylaws of the Corporation. The initial members of the Board of Directors shall be designated in the manner and for the terms set forth in the Plan of Reorganization.

(ii) Subject to any rights of holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Each director shall serve for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected; provided that directors initially designated as Class I directors shall serve for a term ending on the date of the 2014 annual meeting, directors initially designated as Class II directors shall serve for a term ending on the 2015 annual meeting, and directors initially designated as Class III directors shall serve for a term ending on the date of the 2016 annual meeting. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. In the event of any change in the number of directors, the Board of Directors shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as possible, the number of directors in each class. In no event will a decrease in the number of directors shorten the term of any incumbent director.

(iii) There shall be no cumulative voting in the election of directors.

(iv) Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors may be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office for a term that shall coincide with the term of the Class to which such director shall have been elected; provided that any vacancy on the Board of Directors resulting from the death, resignation, removal or otherwise of any of the initial members of the Board of Directors designated by Oaktree Capital Management, L.P., Angelo, Gordon & Co., L.P. or JPMorgan Chase Bank, N.A. (each a “Creditor Proponent”) pursuant to the Plan of Reorganization may be filled solely by the Creditor Proponent(s) that designated such initial director, and each successor director so designated shall hold office for a term that shall coincide with the term of the Class to which such initial director shall have been designated.

(v) Subject to the rights of holders of any series of Preferred Stock then outstanding with respect to directors appointed or elected by the holders of such series of Preferred Stock, no director may be removed from office by the stockholders except for cause with the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding capital stock of the Corporation entitled to vote in the election of the directors of the Corporation generally, voting together as a single class.

(vi) If the number of directors is hereafter changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, except as may be expressly provided as to any directors who may be elected by the holders of any series of Preferred Stock.

B. Bylaws. The Board of Directors shall have power to make, alter, amend, rescind or repeal any or all of the Bylaws of the Corporation.

C. Written Ballot. Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

7. Personal Liability. To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended or any other law of the State of Delaware is adopted or amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, or such other law of the State of Delaware. Any repeal or modification of the foregoing provisions of this Article 7 by the stockholders of the Corporation or adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article 7 shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal, modification or adoption of any inconsistent provision.

8. Right to Indemnification.

A. Right to Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, trustee, manager, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise, nonprofit entity or other entity of any type, including service with respect to any employee benefit plan, whether the basis of such Proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving, at the request of the Corporation, as a director, officer, trustee, manager, employee or agent, against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such Indemnified Person in such Proceeding; provided that, as provided in the Plan of Reorganization, no such indemnification or reimbursement rights shall apply to any LBO-Related Causes of Action (as defined in the Plan of Reorganization) arising prior to December 8, 2008. Notwithstanding the preceding sentence, except as otherwise provided in Section C of this Article 8, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by or on behalf of such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Directors. The Corporation hereby agrees: (i) that it is the indemnitor of first resort (i.e., in the event any Indemnified Person has the right to receive indemnification from one or more sponsors, affiliates or third parties, the Corporation’s obligations to such Indemnified Person are primary); and (ii) that it shall be required to pay the full amount of expenses (including attorneys’ fees) actually and reasonably incurred by such Indemnified Person in connection with any Proceeding in advance of its final disposition as required by the terms of this Certificate of Incorporation, without regard to (A) any rights such Indemnified Person may have, or the exercise of any such rights by such Indemnified Person, against any other sponsors, affiliates or third parties or (B) any advance or payment made by such sponsors, affiliates or third parties on behalf of such Indemnified Person with respect to any claim for which such Indemnified Person is entitled to indemnification from the Corporation; and (iii) that it irrevocably waives, relinquishes and releases such sponsors or affiliates from any and all claims against such sponsors or affiliates for contribution, subrogation or any other recovery of any kind in respect thereof.

B. Prepayment of Expenses. The Corporation shall pay the expenses (including attorneys’ fees) actually and reasonably incurred by an Indemnified Person in connection with any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article 8 or otherwise.

C. Claims by Indemnified Persons. If a claim for indemnification or advancement of expenses under this Article 8 is not paid in full within 30 days after a written claim therefor by the Indemnified Person has been received by the Corporation (and any undertaking required under Section B of this Article 8), the Indemnified Person may file suit to recover the unpaid amount of such claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses, the Indemnified Person shall be entitled to be paid the expense of prosecuting or defending such claim. In any such action, the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

D. Indemnification of Employees and Agents. The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, trustee, manager, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise, nonprofit entity or other entity of any type, including service with respect to any employee benefit plan, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or non-officer employees or agents shall be made in such manner as is determined by the Board of Directors in its sole discretion. Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person described therein in connection with a Proceeding initiated by or on behalf of such person if the Proceeding was not authorized in advance by the Board of Directors.

E. Advancement of Expenses of Employees and Agents. The Corporation may pay the expenses (including attorneys’ fees) actually and reasonably incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors.

F. Non-Exclusivity of Rights. The rights conferred on any person by this Article 8 shall not be exclusive of any other rights which such person may have under the certificate of incorporation of the Corporation prior to the effectiveness of this Amended and Restated Certificate of Incorporation or have or hereafter acquire under any statute, provision of this Amended and Restated Certificate of Incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

G. Other Indemnification. Except as provided in Article 8.A, the Corporation’s obligation under the provisions of this Article 8, if any, to indemnify any person who was or is serving at its request as a director, officer, trustee, manager, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise, nonprofit entity or other entity of any type, including service with respect to any employee benefit plan, shall be reduced by any amount such person collects as indemnification from such other corporation or such partnership, joint venture, limited liability company, trust, enterprise, nonprofit entity or other entity of any type; provided that no Indemnified Person shall have the obligation to reduce, offset, allocate, pursue or apportion any indemnification advancement, contribution or insurance coverage among multiple parties possessing such duties to such Indemnified Person prior to the Corporation’s satisfaction of its obligations under the provisions of this Article 8.

H. Insurance. The Board of Directors may, to the full extent permitted by law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain, at the Corporation’s expense, insurance: (i) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers, employees and agents under the provisions of this Article 8; and (ii) to indemnify or insure directors, officers, employees and agents against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article 8.

I. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article 8, or adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article 8, shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal, modification or adoption of any inconsistent provision. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

9. Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall to the fullest extent permitted by law be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Corporation’s Second Amended and Restated Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring an interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article 9.

10. Amendment of the Certificate of Incorporation. Subject to Article 7 and Article 8, the Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by law. Subject to Article 7 and Article 8, all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors, officers or any other persons whomsoever by and pursuant to this Second Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article 10.

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by Edward Lazarus, its Executive Vice President and General Counsel, this 14th day of July, 2014.

TRIBUNE COMPANY

By:	/s/ Edward Lazarus
Name:	Edward Lazarus
Title:	Executive Vice President and General Counsel

Second Amended and Restated Certificate of Incorporation

of Tribune Company